Exhibit 99.1

News Release

Edgewise Therapeutics Reports First Quarter 2026 Financial Results and Advances Clinical Programs in Muscular Dystrophy and Cardiovascular Indications

– Announced positive long-term sevasemten data demonstrating sustained functional stabilization in Becker muscular dystrophy (Becker) up to 3.5 years of follow-up –

– CIRRUS-HCM 12-week data of EDG-7500 in obstructive and nonobstructive hypertrophic cardiomyopathy (HCM) expected in Q2 2026 –

– Pivotal GRAND CANYON results for sevasemten in Becker expected in Q4 2026 –

Boulder, Colo., (May 7, 2026) — Edgewise Therapeutics, Inc. (Nasdaq: EWTX), a leading muscle disease biopharmaceutical company, today reported financial results for the first quarter of 2026 and recent business highlights.

“For the first time with an investigational agent, we have generated long-term data showing that people with Becker remain stable despite a disease that typically leads to significant functional decline,” said Kevin Koch, Ph.D., President and Chief Executive Officer of Edgewise. “We remain on track to report pivotal top-line data from GRAND CANYON evaluating sevasemten, which has the potential to support our first marketing application in Becker. We also anticipate results this quarter from CIRRUS-HCM 12-week Part D evaluating EDG-7500 in HCM, which will help refine our Phase 3 strategy. With multiple near-term catalysts and a highly focused team, we are well positioned to advance our programs and deliver potentially transformative therapeutic options for patients facing serious muscle diseases facing high unmet need.”

Recent Highlights

Muscular Dystrophy Program

MESA open-label extension trial in adults with Becker:

MESA is an open-label extension study evaluating sevasemten long-term safety, tolerability, and efficacy in adults and adolescents with Becker previously treated in sevasemten clinical trials. Nearly all eligible participants (99%) from prior sevasemten studies (including ARCH, DUNE and CANYON/GRAND CANYON) chose to enroll in the MESA open-label extension study.

At the 2026 MDA Clinical and Scientific Conference, the Company presented long-term data from MESA showing participants on sevasemten experienced stabilization of function up to 3.5 years in marked contrast to the functional decline expected from Becker natural history data. The data reinforce prior clinical findings of sevasemten in Becker, a rare disease with no approved treatments. The results can be found here. The Company also presented a poster with new analysis from the CANYON study showing sevasemten had a well-tolerated cardiac profile over 12 months, with no adverse effects on left ventricular ejection fraction (LVEF) or NT-proBNP and evidence of LVEF improvement in certain subgroups, with positive trends observed across all adult participants versus placebo. The poster can be viewed here. To learn more about MESA or CANYON, go to clinicaltrials.gov (MESA: NCT06066580, CANYON (NCT05291091).

GRAND CANYON, a global pivotal placebo-controlled cohort in Becker: GRAND CANYON is designed to assess the efficacy and safety of sevasemten over an 18-month period, with North Star Ambulatory Assessment (NSAA) as the primary endpoint. The study is highly powered to be able to show a statistically significant difference in NSAA versus placebo over 18 months. The Company expects to report top-line data in the fourth quarter of 2026 and is continuing preparations for a potential marketing application to seek approval as the first targeted therapy for this underserved population, planned for the first half of 2027. To learn more about GRAND CANYON, go to clinicaltrials.gov (NCT05291091).

LYNX and FOX Phase 2 placebo-controlled trials in boys with Duchenne: LYNX is designed to evaluate the effect of sevasemten on safety, biomarkers of muscle damage and function in boys with Duchenne in a placebo-controlled dose ranging study, followed by an open-label extension period. FOX is designed to evaluate the effect of sevasemten on safety, biomarkers of muscle damage and function in children and adolescents with Duchenne who have been previously treated with gene therapy. The Company continues to collect longer-term data in the open-label extension portion of these Phase 2 programs to inform the future clinical studies in Duchenne. For more information, go to clinicaltrials.gov to learn more about LYNX (NCT05540860) and FOX (NCT06100887).

Cardiovascular Programs

CIRRUS-HCM Phase 2 trial in adults with symptomatic HCM: The Company is advancing CIRRUS-HCM, a multi-part, open-label trial, in participants with HCM at over 20 clinical sites in the U.S. Part A of the trial evaluated the safety and tolerability of a single oral dose of EDG-7500 in participants with obstructive HCM (oHCM). Parts B and C evaluated fixed doses of EDG-7500 over 28 days in oHCM and nonobstructive HCM (nHCM), respectively. The results can be found here. Part D is a 12-week study with an open-label extension including participants with oHCM and nHCM designed to explore dose response and optimization. The Company plans to report 12-week Part D data (oHCM and nHCM) in the second quarter of 2026 and initiate Phase 3 in the second half of 2026. To learn more about CIRRUS-HCM, visit clinicaltrials.gov, NCT06347159.

EDG-15400 and heart failure: EDG-15400 is a novel oral, selective, cardiac sarcomere modulator, targeted for the treatment of heart failure and other diseases of diastolic dysfunction. EDG-15400 is currently being evaluated in healthy adults in a Phase 1, randomized, double-blind, placebo-controlled, single and multiple ascending dose study evaluating safety, tolerability, pharmacokinetics and pharmacodynamics. The Company expects to initiate a Phase 2 trial in participants with heart failure with preserved ejection fraction (HFpEF) in the second half of 2026. To learn more about this study, go to clinicaltrials.gov (NCT07177066).

First Quarter 2026 Financial Results

Cash, cash equivalents and marketable securities were approximately $499.6 million as of March 31, 2026.

Research and development (R&D) expenses were $42.7 million for the first quarter of 2026, compared to $36.8 million for the same period in 2025. The increase was primarily driven by increased clinical development activity related to EDG-7500 and EDG-15400, as well as higher internal personnel-related costs to support the advancement of the Company’s clinical-stage programs. These increases were partially offset by lower sevasemten clinical program expenses due to timing of activity in the GRAND CANYON study and patient rollover into the MESA open-label extension study.

General and Administrative (G&A) expenses were $11.5 million for the first quarter of 2026, compared to $9.2 million for the same period in 2025. The increase was primarily due to higher personnel-related costs, including stock-based compensation, as the Company expanded its organizational capabilities to support clinical development, as well as increased professional fees and other administrative costs.

Net loss and net loss per share were $49.0 million or $0.46 per share for the first quarter of 2026, compared to $40.8 million or $0.43 per share for the same period in 2025.

About Edgewise Therapeutics

Edgewise Therapeutics is a leading muscle disease biopharmaceutical company developing novel therapeutics for muscular dystrophies and serious cardiac conditions. The Company's deep expertise in muscle physiology is driving a new generation of novel therapeutics. Sevasemten is an orally administered first-in-class fast skeletal myosin inhibitor in late-stage clinical trials in Becker and Duchenne muscular dystrophies. EDG-7500 is a novel cardiac sarcomere modulator for the treatment of symptomatic hypertrophic cardiomyopathy, currently in Phase 2 clinical development. EDG-15400 is a novel cardiac sarcomere modulator for the treatment of heart failure, currently in Phase 1 clinical development. The entire team at Edgewise is dedicated to our mission: changing the lives of patients and families affected by serious muscle diseases.To learn more, go to edgewisetx.com or follow us on LinkedIn, X, Facebook and Instagram.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, statements regarding the potential of, and expectations regarding, Edgewise’s product candidates and programs, including sevasemten, EDG-7500, EDG-15400 and its cardiovascular programs; statements regarding Edgewise’s expectations relating to its clinical trials, including timing of reporting data (including 12-week data on the CIRRUS-HCM trial, and the data from the GRAND CANYON trial; statements regarding Edgewise’s potential marketing application in Becker; statements regarding sevasemten potentially being the first approved therapy for Becker; statements regarding the potential results of Edgewise’s GRAND CANYON trial; statements regarding Edgewise’s market opportunity; statements regarding Edgewise’s plans to continue to collect longer-term open-label extension data for its LYNX and FOX Phase 2 trials; statements regarding timing of Edgewise’s initiation of a Phase 3 trial of EDG-7500 in HCM and a Phase 2 trial of EDG-15400 in participants with HFpEF; statements regarding Edgewise’s ability to advance its pipeline; and statements by Edgewise’s President and Chief Executive Officer. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained herein are based upon Edgewise’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those projected in any forward-looking statements due to numerous risks and uncertainties, including but not limited to: risks associated with Edgewise’s limited operating history, its products being early in development and not having products approved for commercial sale; risks associated with Edgewise not having generated any revenue to date; Edgewise’s ability to achieve objectives relating to the discovery, development and commercialization of its product candidates, if approved; Edgewise’s need for substantial additional capital to finance its operations; Edgewise’s substantial dependence on the success of sevasemten and EDG-7500; Edgewise’s ability to develop and commercialize sevasemten, EDG-7500 and EDG-15400, and discover, develop and commercialize product candidates in its cardiovascular, cardiometabolic and future programs; risks related to Edgewise’s clinical trials of its product candidates not demonstrating safety and efficacy; risks related to Edgewise’s product candidates causing serious adverse events, toxicities or other undesirable side effects; the outcome of preclinical testing and early clinical trials not being predictive of the success of later clinical trials and the risks related to the results of Edgewise’s clinical trials not satisfying the requirements of regulatory authorities; delays or difficulties in the enrollment and/or maintenance of patients in clinical trials; risks related to failure to capitalize on other indications or product candidates; risks related to competition; risks relating to interim, topline and preliminary data from Edgewise’s clinical trials changing as more patient data becomes available; risks related to failure to develop a proprietary drug discovery platform; risks related to exposure to additional risk if we develop sevasemten and potential other programs in connection with other therapies; risks related to production of drugs by Edgewise’s third-party manufacturers; risks related to changes in methods of product candidate manufacturing or formulation; risks related to not achieving adequate market acceptance; risks related to the patient population for our product candidates having a small patient population; risks related to the regulatory approval processes of domestic and foreign authorities being lengthy, time consuming and inherently unpredictable; risks relating to disruptions at the FDA, the SEC and other government agencies; risks relating to Edgewise’s ability to attract and retain highly skilled executive officers and employees; Edgewise’s ability to obtain and maintain intellectual property protection for its product candidates; Edgewise’s reliance on third parties; risks related to future acquisitions or strategic partnerships; risks related to general economic and market conditions; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in documents that Edgewise files from time to time with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date of this press release, and Edgewise assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

This press release contains hyperlinks to information that is not deemed to be incorporated by reference into this press release.

Edgewise Therapeutics, Inc.

Condensed Statement of Operations

(in thousands except share and per share amounts, unaudited)

	Three months ended
	March 31, 2026	March 31, 2025
Operating expenses:
Research and development	$42,651	$36,757
General and administrative	11,464	9,202
Total operating expenses	54,115	45,959
Loss from operations	(54,115)	(45,959)
Interest income	5,102	5,161
Net loss	$(49,013)	$(40,798)
Net loss per share - basic and diluted	$(0.46)	$(0.43)
Weighted-average shares outstanding, basic and diluted	107,116,709	95,130,053

Edgewise Therapeutics, Inc.

Condensed Balance Sheet Data

(in thousands, unaudited)

	March 31,	December 31,
	2026	2025
Assets
Cash, cash equivalents and marketable securities	$499,562	$530,109
Other assets	18,960	22,494
Total assets	$518,522	$552,603
Liabilities and stockholders' equity
Liabilities	25,319	30,346
Stockholders' equity	493,203	522,257
Total liabilities and stockholders' equity	$518,522	$552,603

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Edgewise Contacts
Investors:
Behrad Derakhshan, Ph.D., Chief Operating Officer
ir@edgewisetx.com

Media:
Maureen Franco, VP Corporate Communications
media@edgewisetx.com